Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Third Quarter Fiscal Year 2017 Financial Results

- Third Quarter 2017 Lemon Revenue Increases 14% to $30.0 Million Compared to Prior Year Third Quarter -

- Operating Income for the Nine Months Ended July 31, 2017 Increases 60% to $16.1 Million Compared to $10.1 Million for Comparable Prior Year Period -

- Net Income per Diluted Share for the Nine Months Ended July 31, 2017 Increases 17% to $0.62 Compared to $0.53 for Comparable Prior Year Period –

-Year to Date, New Lemon Packinghouse Packs 400,000 more Cartons at $800,000 Less Cost Compared to Prior Year-

- Company Reaffirms Fiscal Year 2017 Earnings Guidance Range -

Santa Paula, CA., September 11, 2017 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading global agribusiness with prime agricultural land and operations, real estate and water rights in California, Arizona and Chile today reported financial results for the third quarter ended July 31, 2017.

Fiscal Year 2017 Third Quarter Results

For the third quarter of fiscal year 2017, total net revenue increased to $40.4 million compared to total net revenue of $39.9 million in the third quarter of the previous fiscal year. Agribusiness revenue was $39.1 million, compared to $38.4 million in the third quarter last year, primarily due to stronger lemon sales partially offset by lower avocado sales. Rental operations revenue was $1.3 million in the third quarter of fiscal year 2017, compared to $1.5 million in last year’s third quarter. There were no real estate development revenues in the third quarter of fiscal year 2017.

Agribusiness revenue for the third quarter of fiscal year 2017 includes $30.0 million in lemon sales, compared to $26.2 million of lemon sales during the same period of fiscal year 2016, with the increase primarily the result of higher prices and volume of fresh lemons sold compared to the same period in fiscal year 2016. Approximately 919,000 cartons of fresh lemons were sold during the third quarter of fiscal year 2017 at a $28.45 average price per carton compared to approximately 846,000 cartons sold at a $27.19 average price per carton during the third quarter of fiscal year 2016. Avocado revenue for the third quarter of fiscal year 2017 was $7.5 million, compared to $9.6 million in the same period last year, primarily the result of lower volume of avocados sold partially offset by higher prices compared to the same period in fiscal year 2016. The avocado harvest was substantially completed during the third quarter of fiscal years 2017 and 2016. Typical volatility in avocado production resulted in approximately 5.0 million pounds sold at an average price of $1.50 per pound in the third quarter of fiscal year 2017 compared to 9.5 million pounds sold at an average price of $1.01 per pound for the same period last year. For the nine months ended July 31, 2017, 6.3 million pounds of avocados were sold at an average price per pound of $1.51 compared to 11.4 million pounds sold at an average price per pound of $0.95 for the same period of fiscal year 2016.

The Company recognized $1.1 million of orange revenue in the third quarter of fiscal year 2017, compared to $1.9 million in the same period of fiscal year 2016, primarily attributable to lower prices and volume of oranges sold compared to the same period in fiscal year 2016. Specialty citrus and other crop revenues were $0.4 million in the third quarter of fiscal year 2017, compared to $0.8 million in the third quarter of fiscal year 2016.

Total costs and expenses for the third quarter of fiscal year 2017 were $27.2 million, compared to $25.7 million in the third quarter of last fiscal year. The third quarter of fiscal year 2017 increase in operating expenses was primarily attributable to increases in the Company’s agribusiness costs mainly due to higher lemon volume, particularly including an increase in lemons procured from third party growers, which is consistent with the Company’s strategy. The higher agribusiness costs were partially offset by decreases in the Company’s real estate development expenses and selling, general and administrative expenses. In addition, lemon packing costs were $5.1 million for the third quarter of fiscal year 2017 compared to $5.6 million for the third quarter of fiscal year 2016. For the nine months ended July 31, 2017, approximately 2.8 million cartons of fresh lemons were packed at an average cost per carton of $5.87 compared to 2.4 million cartons of fresh lemons packed at an average cost of $7.19.

Operating income for the third quarter of fiscal year 2017 decreased to $13.2 million, compared to income of $14.2 million in the third quarter of the previous fiscal year, with lower avocado production a primary factor in the decrease. Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2017 was $7.7 million and compares to $10.6 million in the third quarter of fiscal year 2016. Net income per diluted share for the third quarter of fiscal year 2017 was $0.52 compared to net income per diluted share of $0.71 for the same period of fiscal year 2016.

Adjusted EBITDA was $14.9 million in the third quarter of fiscal year 2017 compared to $19.3 million in the same period of fiscal year 2016. A $3.4 million gain on sale of Calavo Growers, Inc. stock is included in net income and adjusted EBITDA in the third quarter of fiscal year 2016. A reconciliation of EBITDA and adjusted EBITDA to net income is provided at the end of this release.

Fiscal Year 2017 Nine Months Results

For the nine months ended July 31, 2017, revenue was $105.4 million, compared to $92.3 million in the same period last year. Operating income for the nine months ended July 31, 2017 was $16.1 million, compared to $10.1 million in the same period last year. Net income applicable to common stock, after preferred dividends, was $8.8 million for the nine months ended July 31, 2017, compared to net income applicable to common stock of $7.6 million in the same period last year. Net income per diluted share for the nine months ended July 31, 2017 was $0.62, compared to net income per diluted share of $0.53 in the same period of fiscal 2016. Net income per diluted share for the nine months ended July 31 2017 and 2016 is based on weighted average diluted common shares outstanding of approximately 14.6 million and 15.1 million, respectively.

Adjusted EBITDA for the nine months ended July 31, 2017 was $21.5 million, compared to adjusted EBITDA of $18.0 million in the same period last year. A reconciliation of EBITDA and adjusted EBITDA to net income is provided at the end of this release.

The results of operations for the prior year nine months ended July 31, 2016 include a $3.4 million gain on sale of Calavo Growers, Inc. stock and $1.2 million in Limoneira / Lewis joint venture transaction costs.

Balance Sheet and Liquidity

During the nine months ended July 31, 2017, net cash provided by operating activities was $20.1 million, compared to $10.9 million in the prior year. Net cash used in investing activities was $23.1 million, compared to $7.9 million in the prior year. The Company purchased Pan de Azucar for $5.7 million and contributed $7.5 million to the East Area 1 real estate development joint venture in the nine months ended July 31, 2017, which compares to $1.3 million contributed to the joint venture in the same period of fiscal year 2016. Net cash provided by financing activities was $4.8 million in the nine months ended July 31, 2017, compared to $2.9 million used in the same period last year.

Long-term debt as of July 31, 2017 was $97.6 million, compared to $88.2 million at the end of fiscal 2016. On June 20, 2017, the Company entered into a Master Loan Agreement with Farm Credit West, FLCA and repaid $68.6 million outstanding under the Rabobank credit facility. The Farm Credit West credit facility provides borrowing capacity of $100.0 million and matures July 1, 2022.

Real Estate Development

Limoneira Lewis Community Builders, LLC, is a 50%/50% real estate development joint venture between Limoneira Company and The Lewis Group of Companies that will engage in the residential development of Harvest at Limoneira. Limoneira expects to receive 25% to 80% of the net cash flows from the project, based on projected cash flow milestones, which are estimated to aggregate approximately 70% of total net cash flows to Limoneira, and the balance of net cash flows to The Lewis Group over the estimated seven to ten-year life of the project. The joint venture's results of operations are expected to be recognized by the Company under the equity method of accounting. The Company contributed $2.3 million to the joint venture in fiscal year 2016 and an additional $7.5 million in the first nine months of fiscal year 2017 matching Lewis' contributions to fund on-going development activities. The Company currently estimates approximately 632 units will be included in Phase 1 of the project. The joint venture has substantially completed Phase 1 tree removal and is currently engaged in other site preparation activities. Current plans indicate that grading should begin during the fall of 2017 and Phase 1 site improvements should begin during the winter of 2017. The lot sale process with home builders is expected to begin near the end of calendar 2017 and initial closings of lot sales are anticipated in the summer of 2018.

In addition, the Company’s Centennial and Pacific Crest properties as well as the commercial portion of its Sevilla property are in escrow with Centennial expected to close in September 2017, Sevilla expected to close in October 2017 and Pacific Crest is subject to buyer due diligence. These property sales are anticipated to have immaterial impacts on results of operations, but are expected to generate approximately $7.5 million in cash after transaction costs.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "Our record lemon sales in the first nine-months of fiscal 2017 enabled us to increase revenue by 14% and offset the lower volume of avocados this year. In addition, our expanding acreage and improving operating efficiencies enabled us to generate record adjusted EBITDA during the first nine months of 2017 and have us very well positioned for record results in fiscal 2017.”

Mr. Edwards concluded, "As we enter the last quarter of fiscal 2017, we are turning our focus to 2018 and will continue to leverage our strengths to provide customers with a year-round global supply of fresh citrus and avocados. We believe our One World of Citrus™ strategy will enable us to deliver meaningful growth and enhance shareholder value for many years to come."

Alex Teague, Senior Vice President, commented, "Our recent acquisitions, expanded lemon planting efforts and focus on increasing third party fruit is expected to produce solid fiscal 2018 operating results. In addition, the efficiencies we are enjoying from our new lemon packing house are expected to continue to drive higher margins.

Reiterating Fiscal Year 2017 Outlook

The Company continues to expect earnings per diluted share for fiscal year 2017 to be in the range of $0.51 to $0.55 per share and continues to expect operating income for fiscal year 2017 to be in a range of $14.7 million to $15.2 million and adjusted EBITDA is expected to be in the range of $21.7 million to $22.2 million. The Company is revising its fresh lemon volume and price estimates for fiscal year 2017. It currently expects to sell between 3.1 million and 3.3 million cartons of fresh lemons, compared to its previous estimate of 3.1 to 3.5 million and estimates the average price per carton at approximately $24.00 compared to its previous estimate of approximately $23.00.

Conference Call Information

The Company will host a conference call and audio webcast on September 11, 2017, at 1:30 pm Pacific Time (4:30 pm Eastern Time) to discuss its financial results. To access the conference call, participants in the U.S. should dial (888) 661-5127 from the U.S. International callers can dial (719) 325-2204. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company's website at www.limoneira.com. Visitors to the website should select the "Investor" link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, September 25, 2017, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 1004140.

About Limoneira Company

Limoneira Company, a 124-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with 11,200 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including earnings guidance for fiscal year 2015, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which excludes impairments on real estate development assets when applicable, is an important measure to evaluate our Company’s results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company’s financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Reiterating Fiscal Year 2017 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA are summarized and reconciled to net income which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three Months ended July 31,		Nine months ended July 31,
	2017	2016	2017	2016

Net income	$7,743,000	$10,729,000	$9,207,000	$8,039,000
Interest expense, net	521,000	473,000	1,372,000	1,036,000
Income taxes	5,017,000	6,693,000	5,935,000	5,088,000
Depreciation and amortization	1,633,000	1,451,000	4,824,000	3,863,000
EBITDA	14,914,000	19,346,000	21,338,000	18,026,000
Impairment of real estate development assets	-	-	120,000	-
Adjusted EBITDA	$14,914,000	$19,346,000	$21,458,000	$18,026,000

Limoneira Company

Consolidated Balance Sheets (unaudited)

	July 31, 2017	October 31, 2016
Assets
Current assets:
Cash	$1,822,000	$38,000
Accounts receivable, net	10,732,000	9,298,000
Cultural costs	3,430,000	3,844,000
Prepaid expenses and other current assets	3,789,000	2,509,000
Income taxes receivable	-	2,810,000
Total current assets	19,773,000	18,499,000

Property, plant and equipment, net	186,845,000	177,096,000
Real estate development	79,160,000	77,136,000
Equity in investments	14,337,000	6,254,000
Investment in Calavo Growers, Inc.	22,215,000	17,745,000
Other assets	13,381,000	8,718,000
Total Assets	$335,711,000	$305,448,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,462,000	$5,555,000
Growers payable	10,584,000	8,577,000
Accrued liabilities	8,495,000	6,421,000
Fair value of derivative instrument	420,000	690,000
Current portion of long-term debt	2,935,000	2,508,000
Total current liabilities	26,896,000	23,751,000
Long-term liabilities:
Long-term debt, less current portion	97,638,000	88,164,000
Deferred income taxes	28,470,000	25,328,000
Other long-term liabilities	5,161,000	6,127,000
Sale-leaseback deferral	27,565,000	23,349,000
Total liabilities	185,730,000	166,719,000

Commitments and contingencies	-	-
Series B Convertible Preferred Stock – $100 par value (50,000 shares authorized: 14,790 and 29,000 shares issued and outstanding at July 31, 2017 and October 31, 2016, respectively) (8.75% coupon rate)	1,479,000	2,900,000
Series B-2 Convertible Preferred Stock – $100 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2017 and October 31, 2016) (4% dividend rate on liquidation value of $1,000 per share)	9,331,000	9,331,000

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2017 and October 31, 2016)	-	-
Common Stock – $.01 par value (39,000,000 shares authorized: 14,405,031 and 14,178,226 shares issued and outstanding at July 31, 2017 and October 31, 2016, respectively)	144,000	142,000
Additional paid-in capital	94,053,000	91,841,000
Retained earnings	38,261,000	31,812,000
Accumulated other comprehensive income	6,118,000	2,703,000
Noncontrolling interest	595,000	-
Total stockholders’ equity	139,171,000	126,498,000
Total Liabilities and Stockholders’ Equity	$335,711,000	$305,448,000

Limoneira Company

Consolidated Statements of Operations (unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2017	2016	2017	2016
Net revenues:
Agribusiness	$39,050,000	$38,430,000	$101,236,000	$87,943,000
Rental operations	1,345,000	1,454,000	4,144,000	4,273,000
Real estate development	-	19,000	-	39,000
Total net revenues	40,395,000	39,903,000	105,380,000	92,255,000
Costs and expenses:
Agribusiness	23,022,000	21,151,000	75,821,000	67,861,000
Rental operations	929,000	889,000	2,934,000	2,711,000
Real estate development	47,000	249,000	172,000	1,880,000
Impairment of real estate development assets	-	-	120,000	-
Selling, general and administrative	3,229,000	3,420,000	10,192,000	9,728,000
Total costs and expenses	27,227,000	25,709,000	89,239,000	82,180,000
Operating income	13,168,000	14,194,000	16,141,000	10,075,000
Other income (expense):
Interest expense, net	(521,000)	(473,000)	(1,372,000)	(1,036,000)
Gain on sale of stock in Calavo Growers, Inc.	-	3,419,000	-	3,419,000
Equity in earnings of investments	76,000	235,000	9,000	206,000
Other income, net	37,000	47,000	364,000	463,000
Total other income (expense)	(408,000)	3,228,000	(999,000)	3,052,000

Income before income tax provision	12,760,000	17,422,000	15,142,000	13,127,000

Income tax provision	(5,017,000)	(6,693,000)	(5,935,000)	(5,088,000)
Net income	7,743,000	10,729,000	9,207,000	8,039,000
Net loss attributable to noncontrolling interest	34,000	-	38,000	-
Net income attributable to Limoneira Company	7,777,000	10,729,000	9,245,000	8,039,000
Preferred dividends	(125,000)	(156,000)	(435,000)	(471,000)
Net income attributable to common stock	$7,652,000	$10,573,000	$8,810,000	$7,568,000

Basic net income per common share	$0.53	$0.75	$0.62	$0.53

Diluted net income per common share	$0.52	$0.71	$0.62	$0.53

Dividends per common share	$0.06	$0.05	$0.17	$0.15

Weighted-average common shares outstanding-basic	14,396,000	14,178,000	14,287,000	14,165,000
Weighted-average common shares outstanding-diluted	14,989,000	15,066,000	14,570,000	15,053,000